STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (Agreement), dated as of June 15, 2007 is by and among RUBICON FINANCIAL, INC., a Delaware corporation ("PURCHASER"), AIS FINANCIAL, INC. (AIS), a Florida corporation and Marc Riviello (“SELLER”). PURCHASER and SELLER shall sometimes be referred to individually as the “Party” and collectively as the “Parties.”

W I T N E S S E T H

WHEREAS, AIS has a total of 100 shares of common stock authorized and 100 shares issued (“Common Stock”). No preferred stock has been authorized or issued.

WHEREAS, all references to common stock represent and include all known and unknown types of stock authorized and/or issued.

WHEREAS, SELLER desires to sell to PURCHASER and PURCHASER desires to purchase from SELLER 24 (twenty-four) shares of Common Stock of AIS Financial, Inc. (AIS) (the "Shares") upon the terms and conditions set forth herein. These Shares equate to 24.9% (twenty-four and 9/10th percent) of the total outstanding Common Stock issued.

NOW THEREFORE, in consideration of the promises and respective mutual agreements herein contained, it is agreed by and between the Parties hereto as follows:

ARTICLE 1.

SALE AND PURCHASE OF THE SHARES

0.1.       Sale of the Shares. Upon execution of this Agreement as provided in Section 3.1 hereto (the "Closing"), subject to the terms and conditions herein set forth, and on the basis of the representations, warranties and agreements herein contained, SELLER shall sell to PURCHASER, and PURCHASER shall purchase from SELLER, the Shares.

1.2          Instruments of Conveyance and Transfer. At the Closing, SELLER shall deliver a certificate or certificates representing 24 Shares of AIS to PURCHASER sufficient to transfer all right, title and interest in the Shares to PURCHASER.

1.3 Consideration and Payment for the Shares. In consideration for the 24 Shares of AIS, Purchaser shall pay to the Seller the sum of $100,000 (“Purchase Price”), and 100,000 restricted common shares of Rubicon Financial, Inc. PURCHASER has first right of refusal to purchase the remaining outstanding and issued common shares (75.1%) of AIS for $1.00. Also, Rubicon Financial, Inc. will infuse $25,000.00 of working capital to AIS Financial, Inc.

ARTICLE 2.

REPRESENTATIONS AND COVENANTS OF SELLER AND PURCHASER

2.1	SELLER and AIS hereby represent and warrant that:

(a)         The Shares issued hereunder have been duly authorized by the appropriate corporate action of AIS.

(b)

SELLER shall transfer title, in and to the Shares to PURCHASER free and clear of all liens, security interests, pledges, encumbrances, charges, restrictions, demands and claims, of any kind and nature whatsoever, whether direct or indirect or contingent.

(c )	SELLER warrants that other than SELLER, no other individual or entity has any title or interest in any Shares of AIS.

(d)

SELLER represents that he has the full power and authority to enter into and perform this Agreement and to execute, deliver and perform its obligations under this Agreement and consummate the transactions contemplated hereby.

(e)

SELLER and AIS represents that the authorized capital stock of the Buyer consists of 100 of Common Stock. As of the date hereof, there are 100 shares of Common Stock issued and outstanding. All outstanding shares of Buyer's Common Stock have been      duly authorized and validly issued and are fully paid and non-assessable, and none of such outstanding shares has been issued in violation of the preemptive rights of any person, firm or entity.

The issued and outstanding shares of capital stock of the Corporation are held beneficially and of record as set forth in Appendix A. All issued and outstanding shares of capital stock of the Corporation have been validly issued and are fully paid and non-assessable.

(f)	SELLER and AIS represents that there are no outstanding options,

warrants, preemptive rights, convertible or exchangeable securities or                 other rights that could obligate the Corporation to issue or purchase shares of capital stock or other securities (including any phantom stock, stock appreciation rights or similar interests).

(g)

SELLER owns 24 shares of the Company’s common stock, no par value, (the “Common Stock”), which represents all of the issued and outstanding capital stock of the Company. Such Shares are owned free and clear of any lien, encumbrance, adverse claim, restriction on sale, transfer or voting (other than restrictions imposed by applicable securities laws), preemptive right, option or other right to purchase, and upon the consummation of the sale of such Shares as contemplated hereby, the Purchaser will have good title to such Shares, free and clear of any lien, encumbrance, adverse claim, restriction on sale, transfer or voting (other than restrictions imposed by applicable securities laws), preemptive right, option or other right to purchase.

(h)

AIS has all requisite power, right and authority to enter into this Agreement and the documents contemplated hereby (the “Transaction Documents”) to which they are a party, to consummate the transactions contemplated hereby and thereby, and to sell and transfer the Shares without the consent or approval of any other person, corporation, partnership, joint venture, organization, other entity or governmental or regulatory authority (“Person”). SELLER has taken, or will take prior to the Closing, all actions necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents.

(i)

AIS has timely filed all tax returns and reports (including information returns and reports) as required by law. These returns and reports are correct and complete in all respects. The Company has paid all taxes and other assessments due. The Company has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of the Company’s federal income tax returns and none of its state income or sales or use tax returns has ever been audited by governmental authorities. Since the date of the Most Recent Balance Sheet, the Company has not incurred any taxes, assessments or governmental charges other than in the ordinary course of business. The Company has established, in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding periods, and the Most Recent Balance Sheet reflects, adequate reserves for payment of all taxes, assessments and government changes that have accrued and have not been paid and are incurred in or attributable to taxable periods (or portions thereof) ending on or prior to the Closing Date. The Company has timely made all deposits required by law to be made with respect to employees’ withholding and other employment taxes. For purposes of this Agreement, the term “taxes” means all taxes, duties, charges, fees, levies, or other assessments imposed by any governmental body including income, gross receipts, value-added, excise, unemployment compensation, withholding, social security, personal property, privilege, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, intangibles, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated, and franchise taxes (including any interest, penalties, or additions attributable to or imposed on or with respect to any such taxes, duties, charges, fees, levies or other assessments). For purposes of this Agreement, the term “tax return” means any return, declaration, report, claim for refund, or information return or statement relating to taxes, including any schedule or attachment thereto, and including any amendment thereof.

(j)

SELLER and AIS warrant that there are no claims pending or, to the Company’s knowledge, threatened against the Company, before or by any governmental body or nongovernmental department, commission, board, bureau, agency or instrumentality or any other person. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company is a party.

(k)	The Officer of AIS represents and warrants that all representatives and warrants made by the Company, AIS, in this Agreement to the Purchasers are true.

2.2   On the Closing Date as defined in Section 3.1 below, SELLER shall deliver to PURCHASER a certificate representing the 24 Shares subject to no liens, security interests, pledges, encumbrances, charges, restrictions, demands or claims in any other party whatsoever, except as set forth in the legend on the certificate, which legend shall provide as follows:

THE SHARES (OR OTHER SECURITIES) REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.

2.3. PURCHASER acknowledges that the Shares will initially be “restricted securities” (as such term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended (“Rule 144"), that the Shares will include the foregoing restrictive legend, and, except as otherwise set forth in this Agreement, that the Shares cannot be sold for a period of at least one year from the date of issuance unless registered with the United States Securities and Exchange Commission (“SEC”) and qualified by appropriate state securities regulators, or unless PURCHASER obtains written consent from AIS and otherwise complies with an exemption from such registration and qualification (including, without limitation, compliance with Rule 144).

•

AIS certifies that the attached hereto as Exhibit A is a copy of AIS’s Certificate of Amendment of Articles of Incorporation setting forth the rights, privileges, and preferences of the Shares as filed with the Secretary of State of the State of Florida. Exhibit A is incorporated herein by reference as though fully set forth herein.

•	SELLER acknowledges and certifies that after the transfer of 24 of Shares from SELLER to PURCHASER, Seller shall have 75 remaining shares of Common Stock of AIS.

2.6   SELLER and AIS acknowledge that the Shares have non-dilution rights whereby PURCHASER’S 24.9% ownership of Common Stock pursuant to this transaction will not be diluted as further capital is rectified.

2.7 PURCHASER acknowledges and agrees that SELLER and AIS make no other representations or warranties with respect to the Shares, Seller or AIS.

2.8	PURCHASER represents and warrants to SELLER and AIS as follows:

(a) PURCHASER has adequate means of providing for current needs and contingencies, has no need for liquidity in the investment, and is able to bear the economic risk of an investment in the Shares offered by SELLER of the size contemplated. PURCHASER represents that PURCHASER is able to bear the economic risk of the investment and at the present time could afford a complete loss of such investment. PURCHASER has had a full opportunity to inspect the books and records of AIS and to make any and all inquiries of AIS’s officers and directors regarding the Seller, and AIS and its business, as PURCHASER has deemed appropriate.

(b) PURCHASER is an “Accredited Investor” as defined in Regulation D of the Securities Act of 1933 (the “Act”) or PURCHASER, either alone or with PURCHASER’s professional advisers who are unaffiliated with, have no equity interest in and are not compensated by AIS or any affiliate or selling agent of AIS, directly or indirectly, has sufficient knowledge and experience in financial and business matters that PURCHASER is capable of evaluating the merits and risks of an investment in the Shares offered by SELLER and of making an informed investment decision with respect thereto and has the capacity to protect PURCHASER’s own interests in connection with PURCHASER’s proposed investment in the Shares.

(c) PURCHASER is acquiring the Shares solely for PURCHASER’S own account as principal, for investment purposes only and not with a view to the resale or distribution thereof, in whole or in part, and no other person or entity has a direct or indirect beneficial interest in such Shares.

(d) PURCHASER will not sell or otherwise transfer the Shares without registration under the Act or an exemption therefrom and fully understands and agrees that PURCHASER must bear the economic risk of PURCHASER’S purchase for an indefinite period of time because, among other reasons, the Shares have not been registered under the Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Act and under the applicable securities laws of such states or unless an exemption from such registration is available.

PURCHASER understands that AIS and SELLER are under no obligation to register the Shares on PURCHASER’s behalf or to assist PURCHASER in complying with any exemption from registration under the Act, except as set forth herein.

(e)

INDEMNIFICATION; SELLER agrees to indemnify and hold harmless PURCHASER, Officers, Directors, and Employees of Rubicon Financial, Inc. for any claims, liabilities, damages or causes of action, known or unknown, accruing from any source as the result of AIS’s activities, exclusive of claims under federal or state securities laws or otherwise that a private placement memorandum, prospectus or other written document misstates facts or fails to state facts, such document having been approved by PURCHASER and such document not having been prepared by the SELLER.

ARTICLE 3

CLOSING AND DELIVERY OF DOCUMENTS

3.1   Closing. The Closing shall be deemed to have occurred upon execution of this Agreement. Immediately upon such execution, the following shall occur as a single integrated transaction:

(a) Delivery by SELLER. SELLER shall deliver to PURCHASER the stock certificate and any and all other instruments of conveyance and transfer required by Section 1.2 to consummate the issuance of the Shares hereunder.

(b) Delivery by PURCHASER. PURCHASER shall deliver the Purchase Price to Seller as required in Section 1.3.

ARTICLE 4

MISCELLANEOUS

4.1   Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any Party hereto which is not embodied in this Agreement or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no Party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

4.2   Notices. Any notice, request, instruction, or other document required by the terms of this Agreement, or deemed by any of the Parties hereto to be desirable, to be given to any other Party hereto shall be in writing and shall be given by facsimile, personal delivery, overnight delivery, or mailed by registered or certified mail, postage prepaid, with return receipt requested, to the following addresses:

4.3   AIS’s CEO Attestation. Marc Riviello the CEO of AIS Financial, Inc. is authorizing AIS Financial, Inc. to sell its 24.9% interest [representing 24 shares of common stock of AIS] for $100,000 to Rubicon Financial, Inc. The CEO of AIS is the control person holding 75.1% of common stock interest of the remaining issued and outstanding of AIS. Mr. Riviello’s signature authorizing the transfer of shares is below on Signature Page.

TO PURCHASER:	Rubicon Financial, Inc.

19200 Von Karman Ave., Ste 350

Irvine, CA 92612     (949) 798-7220

TO SELLER:     Marc RivielloOne Park Plaza, Ste. 600

Irvine, CA 92614
Marc Riviello, CEO
(949) 836-1608

WITH COPY TO:	AIS Financial, Inc.
One Park Plaza, Ste. 600
Irvine, CA 92614

Marc Riviello, CEO

Tel: (949) 929-2531

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by facsimile, personal delivery, or overnight delivery in accordance with the provisions of this Section, said notice shall be conclusively deemed given at the time of such delivery. If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given seven days after deposit thereof in the United States mail.

4.4   Waiver and Amendment. Any term, provision, covenant, representation, warranty or condition of this Agreement may be waived, but only by a written instrument signed by the Party entitled to the benefits thereof. The failure or delay of any Party at any time or times to require performance of any provision hereof or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such Party's right at a later time to enforce the same. No waiver by any Party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty. No modification or amendment of this Agreement shall be valid and binding unless it be in writing and signed by all Parties hereto.

4.5   Choice of Law. This Agreement and the rights of the Parties hereunder shall be governed by and construed in accordance with the laws of the State of California including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws. All Parties agree, pursuant to NASD and SEC rules that any disputes will be bound to an arbitration panel.

4.6   Jurisdiction. The parties submit to the jurisdiction of the Courts of the State of California or a Federal Court empanelled in the State of California for the resolution of all legal disputes arising under the terms of this Agreement, including, but not limited to, enforcement of any arbitration award.

4.7   Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

4.8   Attorneys' Fees. Except as otherwise provided herein, if a dispute should arise between the Parties including, but not limited to arbitration, the prevailing Party shall be reimbursed by the non-prevailing Party for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys' fees exclusive of such amount of attorneys' fees as shall be a premium for result or for risk of loss under a contingency fee arrangement.

4.9   Taxes. Any income taxes required to be paid in connection with the payments due hereunder, shall be borne by the Party required to make such payment. Any withholding taxes in the nature of a tax on income shall be deducted from payments due, and the Party required to withhold such tax shall furnish to the Party receiving such payment all documentation necessary to prove the proper amount to withhold of such taxes and to prove payment to the tax authority of such required withholding.

4.10   Indemnification. SELLER shall indemnify, defend and hold harmless Purchaser and AIS from and against all claims, damages, losses, liabilities, costs, expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions and any damages or additional tax costs attributable to any reductions in any tax attributes of the Company for taxable periods after the Closing Date) (“Damages”) incurred by the Company prior to the Closing Date or resulting from:

(i) any breach by AIS or the SELLER of any representation or warranty in this Agreement or any Transaction Document;

(ii) any breach of any covenant, agreement or obligation of AIS or the SELLER contained in this Agreement or any Transaction Document;

(iii) any misrepresentation contained in any statement, certificate or schedule furnished by or on behalf of AIS or the Seller pursuant to this Agreement, the Transaction Documents or in connection with the transactions contemplated thereby;

(iv) any state and local income, sales, business and occupation, franchise, or other activity-based tax liabilities incurred by AIS on or prior to the Closing Date, and any taxes arising out of or resulting from the payment of the Purchase Price; or

(v) any claims or legal proceedings against AIS arising prior to the Closing Date.

(b) The Purchaser shall indemnify and hold the Seller harmless from any and all Damages resulting from:

(i) any breach of any representation or warranty made by the Purchaser in this Agreement or in any Transaction Document and

(ii) any breach by the Buyer of any covenant, agreement or obligation of the Buyer contained in this Agreement or any Transaction Document.

4.11 Covenant Not to Compete or Solicit.

(a) During the period commencing on the Closing Date and ending on the 180th day following the Closing Date (the “Non-Competition Period”), SELLER shall not, other than on behalf of AIS, directly or indirectly, without the prior written consent of AIS: (i) engage in, anywhere in the United States in which AIS conducts business (the “Restricted Area”), whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise, or have any ownership interest in (except for ownership of one percent (1%) or less of any publicly-held entity), or participate in or facilitate the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in, a Competing Business Purpose (as defined below); or (ii) interfere with the business of AIS or approach, contact or solicit AIS’s customers in connection with a Competing Business Purpose. For purposes of this Agreement, “Competing Business Purpose” shall mean the effecting of purchases and sales of securities on behalf of clients as broker.

(b) Beginning on the Closing Date and for the duration of the Non-Competition Period, Seller shall not, directly or indirectly, without the prior written consent of AIS, solicit, encourage or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, (i) any employee or independent contractor of AIS to terminate his or her contract with the AIS, or (ii) from soliciting or accepting, or attempting to solicit or accept, directly or by assisting others, any business from any of AIS's customers, including actively sought prospective customers, with whom the SELLER had material contact during his employment for purposes of providing products or services that are competitive with those provided by AIS's business, and (iii) engage in any action in which SELLER would, under the provisions of Section 1(a) hereof, be prohibited from engaging.

(c) The covenants contained in Sections 1(a) and 1(b) hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 4.10(a) and Section 4.10(b), respectively. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 4.10 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the AIS time, geographic or scope limitations, as the case may be, permitted by applicable laws.

(d) SELLER acknowledges that (i) the goodwill associated with the existing business, customers and assets of AIS prior to the purchase is an integral component of the value of the Company to the Purchaser and is reflected in the portion of the consideration issuable to the Seller, and (ii) Seller’s agreement as set forth herein is necessary to preserve the value of the Company for the Purchaser following the Merger. Seller also acknowledges that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (A) Shareholder is receiving significant consideration in connection with the Purchase, and (B) in the event SELLER’s relationship with AIS ended, SELLER would be able to obtain suitable and satisfactory employment without violation of this Agreement

SIGNATURE PAGE FOLLOWS

                IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, as of the date first written herein above.

PURCHASER

/s/
Rubicon Financial, Inc.
BY: Terence A. Davis
ITS: President

SELLER

/s/
Marc Riviello
BY: Marc Riviello

AIS Financial, Inc.

A Florida corporation

/s/

By: Marc Riviello
Its: President & CEO